Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

DMRC@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Third Quarter 2012 Financial Results

Net Income Up 57% to $1 Million or $0.14 per Share; Company Declares

Quarterly Dividend of $0.11 per Share

Beaverton, Ore. — October 25, 2012 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Results

Revenues for the third quarter of 2012 increased 4% to $8.9 million from $8.6 million in the same quarter a year ago. The improvement was primarily due to increased license revenues from Intellectual Ventures and Verance, offset by lower service revenues from joint ventures with The Nielsen Company (“Nielsen”) as a result of the previously announced suspension of operations of the joint ventures in Q1 2012.

Operating income for the third quarter of 2012 increased 11% to $1.6 million from $1.4 million in the same year-ago quarter. The improvement reflects the increase in revenues, partially offset by higher operating expenses, primarily for investments in research and development.

Net income for the third quarter of 2012 increased 57% to $1.0 million or $0.14 per diluted share. This compared to net income of $639,000 or $0.09 per diluted share in the third quarter of 2011.

At September 30, 2012, cash and cash equivalents, and marketable securities totaled $43.1 million, up 29% from $33.4 million at December 31, 2011. The improvement was primarily due to higher license revenues leading to increased profitability.

On October 23, 2012, Digimarc declared a quarterly dividend of $0.11 per share on the outstanding common shares, payable on November 20, 2012 to shareholders of record at the close of business on November 6, 2012. The aggregate amount of the quarterly dividend payment is expected to be approximately $785,000.

Conference Call

Digimarc will hold a conference call later today (Thursday, October 25, 2012) to discuss third quarter 2012 results and the company’s execution of strategy. Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be broadcast live via webcast at www.digimarc.com/investors and www.earnings.com, and will be available for replay until November 8, 2012. Thereafter, the webcast will be archived and available on Digimarc’s website at www.digimarc.com/investors/investor-events-and-webcasts.

For those who wish to listen to the call via telephone, please dial the listen-only telephone number below at least 5-10 minutes prior to the scheduled start time:

Listen-Only Number: 866-562-9934

Conference ID#: 38887815

If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements about dividend payments, any inferences regarding increases in license revenues, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management's opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2011 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Nine-Month Information
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenue:
Service	$2,616	$3,108	$8,273	$9,342
License & subscription	6,287	5,442	26,788	17,772

Total revenue	8,903	8,550	35,061	27,114
Cost of revenue:
Service	1,362	1,665	4,544	4,863
License & subscription	105	77	316	218

Total cost of revenue	1,467	1,742	4,860	5,081
Gross profit:
Service	1,254	1,443	3,729	4,479
License & subscription	6,182	5,365	26,472	17,554

Total gross profit	7,436	6,808	30,201	22,033
Gross margin:
Service	48%	46%	45%	48%
License & subscription	98%	99%	99%	99%
Total revenue	84%	80%	86%	81%
Operating expenses:
Sales and marketing	937	1,166	2,914	3,285
Research, development and engineering	2,320	1,958	6,464	5,617
General and administrative	2,282	2,000	7,231	7,117
Intellectual property	309	259	919	826

Total operating expenses	5,848	5,383	17,528	16,845
Operating income	1,588	1,425	12,673	5,188
Net loss from joint ventures	—	(695)	(1,107)	(1,930)
Interest income, net	48	43	139	149

Income before provision for income taxes	1,636	773	11,705	3,407
(Provision) benefit for income taxes	(633)	(134)	(4,487)	1,796

Net income	$1,003	$639	$7,218	$5,203

Earnings per common share:
Net income per common share—basic	$0.14	$0.10	$1.02	$0.77
Net income per common share—diluted	$0.14	$0.09	$0.98	$0.71
Weighted average common shares outstanding—basic	6,761	6,706	6,745	6,755
Weighted average common shares outstanding—diluted	6,984	7,344	6,980	7,366
Cash dividends declared per common share:	$0.11	$—	$0.22	$—

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents (1)	$8,669	$3,419
Marketable securities (1)	21,759	22,244
Trade accounts receivable, net	3,630	3,502
Other current assets	1,333	1,306

Total current assets	35,391	30,471
Marketable securities (1)	12,652	7,715
Property and equipment, net	1,327	1,395
Intangible assets, net	3,570	2,808
Investments in joint ventures	—	415
Deferred tax assets	2,145	2,634
Other assets, net	188	355

Total assets	$55,273	$45,793

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$842	$952
Income taxes payable	875	—
Deferred revenue	2,156	2,660

Total current liabilities	3,873	3,612
Deferred rent and other long-term liabilities	397	464

Total liabilities	4,270	4,076
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	38,140	34,511
Retained earnings	12,806	7,149

Total shareholders’ equity	51,003	41,717

Total liabilities and shareholders’ equity	$55,273	$45,793

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $43,080 and $33,378 at September 30, 2012 and December 31, 2011.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Nine-Month Information
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net income	$1,003	$639	$7,218	$5,203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	152	165	444	474
Amortization and write-off of intangibles	59	36	213	94
Stock-based compensation	1,395	1,057	4,202	3,038
Net loss from joint ventures	—	695	1,107	1,930
Deferred income taxes	(139)	(309)	(77)	(3,163)
Tax benefit from stock-based awards	492	400	2,385	1,322
Excess tax benefit from stock-based awards	(263)	(291)	(1,801)	(792)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(1,087)	(574)	(128)	61
Other current assets	(177)	(165)	(45)	131
Other assets, net	26	30	167	34
Accounts payable and other accrued liabilities	172	118	(169)	73
Income taxes payable	(139)	—	875	—
Deferred revenue	(185)	(229)	(512)	(641)

Net cash provided by operating activities	1,309	1,572	13,879	7,764
Cash flows from investing activities:
Purchase of property and equipment	(122)	(255)	(376)	(612)
Capitalized patent costs	(241)	(236)	(898)	(533)
Investments in joint ventures, net	—	(700)	(692)	(2,100)
Sale or maturity of marketable securities	48,544	6,536	117,680	60,304
Purchase of marketable securities	(46,908)	(6,674)	(122,132)	(49,797)

Net cash provided by (used in) investing activities	1,273	(1,329)	(6,418)	7,262
Cash flows from financing activities:
Issuance of common stock	845	822	1,448	1,555
Purchase of common stock	(1,712)	(3,947)	(3,899)	(21,594)
Cash dividends paid	(782)	—	(1,561)	—
Excess tax benefit from stock-based awards	263	291	1,801	792

Net cash used in financing activities	(1,386)	(2,834)	(2,211)	(19,247)

Net increase (decrease) in cash and cash equivalents (2)	$1,196	$(2,591)	$5,250	$(4,221)

Cash equivalents and marketable securities at beginning of period	43,520	33,669	33,378	45,944
Cash equivalents and marketable securities at end of period	43,080	31,216	43,080	31,216

(2) Net (decrease) increase in cash, cash equivalents and marketable securities	$(440)	$(2,453)	$9,702	$(14,728)